WinStar to Raise $200 Million in Preferred Stock Offering

NEW YORK--March 12, 1998--WinStar Communications, Inc. (NASDAQ - WCII) announced today it has signed a purchase agreement with several investment banks to place $200 million of 7% Senior Cumulative Convertible Preferred Stock at a face value of $50 per share through a Rule 144A institutional private placement. The agreement reflects an increase in the amount of an offering of Preferred Stock announced by the company on March 11, 1998. A private placement of Notes, which do not include an equity component, was also announced on March 11, and that offering is continuing.

The shares are convertible into WinStar Common Stock at a price of $49.61 per share, which is a 25% premium to the closing bid price on March 11, 1998. The company intends to use the net proceeds of the offering to expand its telecommunications operations and for general corporate purposes.

The Senior Cumulative Convertible Preferred Stock will not be, and has not been, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(SM) services using its licenses in the 38 GHz spectrum. The company also provides long distance, Internet and information services.

WinStar is a registered trademark, and Wireless Fiber is a service mark of WinStar Communications, Inc.






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